Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sunnova Energy International Inc. of our report dated April 5, 2019, except for the change in the manner in which the Company accounts for leases discussed in Note 1 to the consolidated financial statements and except for the financial statement schedule, as to which the date is May 22, 2019, relating to the financial statements and financial statement schedule of Sunnova Energy Corporation, which appears in the Registration Statement on Form S-1 (No. 333-232393), of Sunnova Energy International Inc..

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 29, 2019